Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts:
Tom Mason – CFO
MSO Holdings, Inc.
847-374-5337
Email: tmason@msomedical.com

MSO Holdings, Inc. Reports Q2 2005 Results

BANNOCKBURN, Illinois, August 3, 2005 – MSO Holdings, Inc. [MSOD.OB], announced today second quarter revenues of $2.0 million compared to $2.4 million for the same period last year. Revenues for the six months ended June 30, 2005 were $3.9 million compared to $4.0 million for the same period last year.

Revenues in the first half of 2004 were high due to an increase in management fees from the Company’s largest hospital program. The increase began in January 2004, and in July 2004 management fee revenues from this program were adjusted back to pre-existing levels where they have remained at this level in 2005. The increase and then roll-back in this one hospital’s management fee occurred because of one payer’s change in their reimbursement prerequisites for this local market. This health insurance company accounted for 60% of this hospital’s patients and they began requiring three to twelve months of documented weight loss and/or behavioral health counseling before approving the surgery procedure. This action significantly extended the cycle time to achieve surgery approval from the health plan, and it reduced the number of patients approved. Consequently, fewer surgeries were performed than previously estimated, and the hospital management fee was rolled back.

In addition, the Company terminated three small hospital programs during the first quarter because the surgical volume did not cover the fixed costs of operating these programs.

Overall, the number of surgical cases performed by the company system wide increased 18% for the six months ended June 30, 2005, on a same store basis, compared to the year ago period.

Also, four new hospital programs are operating in 2005 versus 2004, and they contributed revenues of $427,000 during Q2 2005 and $738,000 for the six months ended June 30, 2005 indicating the fundamental growth in program development.

As previously announced on July 25, 2005, the Company initiated a new product line by entering into a three year management services contract with a company very experienced in telephonic behavioral coaching to co-design an enhanced, medically supervised non-interventional weight loss (“W-L”) program for obese and severely obese individuals. This new W-L program expands MSO’s service offerings to its clients, and broadens MSO into an Obesity Disease Management Company. The W-L program includes behavioral psychotherapist coaches from the behavioral coaching company to telephonically manage patients. MSO contributes its clinical knowledge of obesity to the new W-L program design with over 7,000 gastric surgeries performed to date. Individual W-L programs are created for each client, and the personal coach helps the client achieve desired goals with regularly scheduled coaching sessions.

“We are encouraged by the expansion of the number of hospital surgery programs and the number of potential hospital programs that are in the pipeline,” commented Al Henry, MSO’s Chairman and CEO. “We are also very enthusiastic and optimistic about our new service offering, a non-interventional weight loss program, which expands MSO’s potential market and better serves the obese population. The non-interventional weight-loss market is five to ten times larger than the number of bariatric surgeries performed annually in the U.S. We believe that the growth in the hospital programs along with the expansion of non-interventional weight loss program, will deliver revenue growth to increase shareholder value,” added Al Henry.

The net loss available to common shareholders for the second quarter of 2005 was $1.1 million ($0.17 per share) versus a loss of $326,760 ($0.04 per share) for the second quarter of 2004. For the six months ended June 30, 2005, the net loss available to common shareholders was $2.7 million ($0.37 per share) versus a loss of $1.4 million ($0.18 per share) during the same period in 2004. The increase in the net loss is attributable to the merger costs of $447,261 for the reverse merger transaction whereby MSO became a public company. Also the quarter was affected by the impact of lower revenue from the renegotiation of one of the hospital programs as discussed previously. These two items impacted the net loss by $1.0 million in the second quarter of 2005 and for the six months ended June 30, 2005.

“We are excited about the outlook for the second half of 2005. With the adjustments the Company has made to its cost structure, and the start-up of a couple of new hospital programs that are in the contract negotiation stage, we expect to be profitable in the fourth quarter of 2005,” commented Tom Mason, MSO’s Chief Financial Officer.

About MSO Holdings, Inc.

MSO Holdings, Inc. [MSOD.OB] is an Obesity Disease Management company with corporate, union, health insurance plan and hospital clients. MSO has a sophisticated non-interventional weight-loss program with individualized behavioral coaching by experienced psychotherapist coaches. Also, MSO surgery functions are conducted through its six CORI (Centers for Obesity Related Illnesses) Centers in New York City, Brooklyn, Queens, Long Island, Detroit and the Chicago area. MSO contracts with acute care hospitals to establish Bariatric Surgery Centers of Excellence under the brand name CORI, while contracting with corporations, unions and health insurance plans for Obesity Disease Management for employees, members and the general public. MSO has been awarded the Joint Commission on Accreditation of Healthcare Organizations (JCAHO) Disease-Specific Care Certification for Bariatric Surgery. MSO corporate offices are in Bannockburn, IL (Chicago suburb). For more information, call Tom Mason, Chief Financial Officer, at 847-267-0801 or visit www.WeightLossSurgery.com.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this press release and include all statements that are not historical statement of fact. The words “may”, “would”, “could”, “will”, “increase”, “expect”, “implement”, “estimate”, “anticipate”, “believes”, “intends”, “plans”, and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that such statements are not guarantees of future performance and involve various risks and uncertainties, many of which are beyond the Company’s control. Actual results may differ materially from those discussed in the forward-looking statements as a result of factors described below. These risks include, but are not limited to, competitive market pressures, material changes in customer demand, availability of labor, the Company’s ability to perform contracts, governmental policies adverse to the health care industry, economic and competitive conditions, and other risks outside the control of the Company, as well as those factors discussed in detail in the Company’s filings with the Securities and Exchange Commission, including “Factors That May Affect Future Results” section of the Company’s Form 8-K filed on June 2, 2005. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events of circumstances after the date hereof or to reflect the occurrence of unanticipated events.

MSO Holdings, Inc
Statement of Operations

	Three months ending June 30,		Six months ending June 30,	
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:				
Professional Service Fees	$ 729,955	$ 811,708	$ 1,554,455	$ 1,446,749
Hospital Management Fee	1,251,792	1,588,895	2,364,042	2,597,985
Other Revenue	13,508	-	21,567	-
Total Revenue	**1,995,255**	**2,400,603**	**3,940,064**	**4,044,734**
Operating Expenses:				
Payroll Expenses	1,412,589	1,519,567	3,268,172	3,097,881
Marketing	228,236	396,437	625,195	817,386
Professional Fees	330,259	144,783	658,631	295,207
Travel and Entertainment	68,635	92,817	180,181	171,868
Rent	99,933	111,528	351,185	183,348
Utilities	67,643	46,708	139,473	85,542
Office Expenses	84,539	113,282	222,445	205,236
Malpractice Insurance	81,708	56,457	161,215	113,494
Business Insurance	23,174	15,920	51,782	25,462
Bad Debt Expense	153,318	150,000	222,370	300,000
Depreciation	43,095	27,099	86,720	44,074
Merger expenses	412,958	-	447,261	-
Other operating expenses	8,185	28,804	23,494	41,828
Total Operating Expenses	**3,014,272**	**2,703,402**	**6,438,124**	**5,381,326**
Loss from Operations	**(1,019,017)**	**(302,799)**	**(2,498,060)**	**(1,336,592)**
Other Income (Expense):				
Interest Income	19,275	1,307	47,938	1,429
Interest Expense	(11,814)	(23,521)	(23,033)	(48,851)
Loss on sale of securities	(25,513)	-	(37,191)	-
Total Other Income (Expense)	(18,052)	(22,214)	(12,286)	(47,422)
Net Loss	**$ (1,037,069)**	**$ (325,013)**	**$ (2,510,346)**	**$ (1,384,014)**
Deemed dividends to preferred shareholders	87,925	1,747	175,311	1,747
Net Loss Available to Common Shareholders	**$ (1,124,994)**	**$ (326,760)**	**$ (2,685,657)**	**$ (1,385,761)**
Basic and diluted weighted average shares outstanding	6,730,062	7,684,521	7,204,655	7,684,521
Basic and diluted loss per common share	$ (0.17)	$ (0.04)	$ (0.37)	$ (0.18)

MSO Holdings, Inc
Balance Sheet

	June 30, 2005 (unaudited)	December 31, 2004
Assets		
Current Assets		
Cash and cash equiviliants	$ 283,360	$ 244,906
Investments	2,192,874	5,350,139
Accounts Receivable (net of allowance for bad debt of $295,000 and $169,000 as of June 30, 2005 and December 31, 2004, respectively)	660,298	482,021
Prepaid expenses and other current assets	392,322	143,328
Total Current Assets	**3,528,854**	**6,220,394**
Fixed Assets, net of accumulated depreciation	**548,788**	**514,710**
Other Assets		
Deferred Financing Fees, net of amortization of $52,420 and $34,530 as of June 30, 2005 and December 31, 2004, respectively	54,921	72,811
Deposits	56,018	55,778
Total Other Assets	**110,939**	**128,589**
Total Assets	**$ 4,188,581**	**$ 6,863,693**
Liabilities and Shareholders' Equity (Deficit)		
Current Liabilities		
Accounts Payable	$ 700,137	$ 419,232
Accrued wages and benefits	143,162	93,658
Accrued expenses	678,793	649,193
Unearned revenue	9,600	193,050
Total Current Liabilities	**1,531,692**	**1,355,133**
Redeemable Convertible Series A Preferred Stock		
$.001 par value, 40,000,000 shares authorized; 12,562,260 shares issued and outstanding as of June 30, 2005 and December 31, 2004, net of unaccreted issuance costs of $1,004,191 and $1,179,502 as of June 30, 2005 and December 31, 2004, respectively (liquidation value of $11,525,000 as of June 30, 2005 and December 31, 2004).	**10,520,809**	**10,345,498**
Shareholders Equity (Deficit)		
Common Stock, $.001 par value, 25,000,000 shares authorized; 6,552,615 and 7,684,521 shares issued and outstanding as of June 30, 2005 and December 31, 2004.	6,553	7,685
Additional Paid in Capital (Distributions in Excess of Capital)	(87,909)	427,718
Other Comprehensive Loss	(19,288)	(19,411)
Accumulated Deficit	(7,763,276)	(5,252,930)
Total Shareholders Equity (Deficit)	**(7,863,920)**	**(4,836,938)**
Total Liabilities & Shareholder Equity (Deficit)	**$ 4,188,581**	**$ 6,863,693**